UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported):  June 22, 2007

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I-TRAX, INC.
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(Exact name of registrant as specified in its charter)

Delaware ------------------------	001-31584 ------------------------	23-3057155 ------------------------
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Hillman Drive, Suite 130 Chadds Ford, Pennsylvania ------------------------------------------------	19317 ------------------------------------------------
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (610) 459-2405

N/A
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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Under the terms of a Lease Agreement dated January 25, 2002, and amended on May 17, 2005, CHD Meridian Healthcare, LLC, an entity wholly owned by I-trax, Inc., leases from Burton Hills IV Partners approximately 31,000 square feet of office space in Nashville, Tennessee for use as executive, administrative and sales offices.  The Lease Agreement expires in June 2010.

On June 22, 2007, CHD Meridian Healthcare and Burton Hills IV Partners entered into a Second Amendment to Lease Agreement.  Under the Second Amendment, which CHD Meridian Healthcare has the right to nullify without penalty on or before July 31, 2007, CHD Meridian Healthcare will relinquish the majority of the office space on May 1, 2008 in consideration of an early termination payment of $1 million.

Management believes that the space leased from Burton Hills IV Partners is not large enough to support CHD Meridian Healthcare continued growth and is working with other landlords in Greater Nashville to secure appropriate space.  Management also expects the lease termination payment under the Second Amendment will be paid on CHD Meridian Healthcare’s behalf by the new landlord in consideration for executing a new lease.  If management cannot secure this commitment in the new lease, it will nullify the Second Amendment.  Finally, management expects to reduce its overall lease costs when it moves to the new space.

Item 9.01               Exhibits.

99.1	Second Amendment to Lease Agreement dated June 22, 2007 between Burton Hills IV Partners and CHD Meridian Healthcare, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

I-TRAX, INC.

Date: June 28, 2007	By: /s/ Frank A. Martin
Name: Frank A. Martin
Title: Chairman